Exhibit 99.1

NEWS RELEASE

Contacts:	Gregg Melnick
Chief Financial Officer
(973) 453-8780

Edward Nebb
Comm-Counsellors, LLC
(203) 972-8350

FOR IMMEDIATE RELEASE

PARTY CITY CORPORATION REPORTS FIRST QUARTER FISCAL 2005
RESULTS, NET SALES FOR HALLOWEEN SEASON, AND
PRELIMINARY NET SALES FOR THE YEAR-TO-DATE

     Rockaway, New Jersey, November 9, 2004 – Party City Corporation (Nasdaq: PCTY), America’s largest party goods chain, today reported its operating results for the first quarter ended October 2, 2004. The Company also reported net sales for the Halloween season and preliminary net sales for the fiscal year-to-date.

First Quarter Results

     Party City reported a net loss for the first quarter of fiscal 2005 of $3.1 million, or 18 cents per basic and diluted share. This compares with a net loss of $2.0 million, or 12 cents per basic and diluted share, for the same period last fiscal year.

     The Company, which typically reports a seasonal net loss in its first fiscal quarter, attributed the recent results primarily to declining total and same-store sales, as well as higher general and administrative expenses related to investments in Party City’s strategic initiatives, compared to the same period last fiscal year. These factors were somewhat offset by an increase in merchandise margin due to less discounting and promotional activity and lower store operating and selling expenses.

     As previously announced, net sales for Company-owned stores were $98.6 million for the first quarter of fiscal 2005, a decrease of 3.9%, as compared with $102.6 million for the same period last fiscal year. Same-store net sales for Company-owned stores decreased 5.2% in the first quarter of fiscal 2005 as compared with the first quarter of fiscal 2004, while same-store net sales for franchise stores decreased 2.9% for the same period. Total chain-wide net sales (which include aggregate net sales for Company-owned and franchise stores) were approximately $202.3 million for the first quarter of fiscal 2005, a decrease of 2.3%, as compared with $207.1 million in the same period last fiscal year.

     Gross profit declined $1.5 million to $26.7 million, and expressed as a percentage of net sales, declined to 27.1% for the first quarter of fiscal 2005 from 27.6% in the same period last fiscal year, reflecting an increase in occupancy expenses partially offset by a 150 basis point improvement in merchandise margin. The increase in occupancy costs was primarily due to expense increases from a larger store count, as well as additional depreciation on certain in-store signage programs. The increase in merchandise margin principally resulted from a reduction in discounting and promotional activity during the quarter.

     Store operating and selling expenses declined $1.6 million to $24.3 million and, expressed as a percentage of net sales, declined to 24.6% for the first quarter of fiscal 2005 from 25.2% in the same period last fiscal year, mostly reflecting efficiencies in store payroll as well as lower operating expenses. The efficiencies in store payroll are a direct result of the Company’s investments in its retail systems and logistics initiatives to improve such areas as customer check-out, merchandise receiving and other in-store operating functions.

     General and administrative expenses increased $1.6 million, to $9.7 million for the first quarter of fiscal 2005, primarily due to increased corporate staffing to support the Company’s strategic initiatives in the areas of merchandising, planning and allocation, logistics and information services, as well as increased occupancy expenses to support the growth in headcount.

     Franchise profit contribution declined to $2.1 million for the first quarter of fiscal 2005 from $2.7 million for the same period last fiscal year, mostly reflecting a decline in franchise fees from nine fewer store openings as well as an increase in corporate expenses allocated to the franchise segment during the quarter.

     Cash on hand at the end of the first quarter of fiscal 2005 was $18.6 million, compared with $4.6 million at the end of the first quarter of fiscal 2004. The Company had no advances outstanding under its loan agreement at the end of the first quarter of fiscal 2005, compared to $15.2 million in advances at the same time a year ago.

Net Sales for the Halloween Season and Preliminary Net Sales for Year-to-Date

     The Company had five additional days of the Halloween season in the first quarter of fiscal 2005 as compared to the same period last fiscal year. Therefore, Party City reported net sales for the calendar month of October 2004 to provide better comparative data with respect to the Company’s peak Halloween selling period. Net sales for Company-owned stores were approximately $105.9 million for October 2004, a decrease of 2.3% from $108.3 million last year. Same-store net sales for October 2004 decreased 3.1% as compared to October 2003. Same-store net sales for franchise stores decreased 0.2% for the month of October 2004.

     In addition, Party City reported preliminary net sales for Company-owned stores for the four month period ended November 6, 2004 of approximately $204.2 million, a decrease of 6.0% as compared with $217.3 million for the comparable period last year. Preliminary same-store sales for the four-month period declined approximately 7.1% from the year ago period.

Management Perspective

     Commenting on these results, Nancy Pedot, Party City’s Chief Executive Officer, stated: “Net sales for the first quarter of fiscal 2005 reflected the fact that key aspects of our product transition are not scheduled to take place until later this fiscal year. At the same time, however, we continue to make solid progress on several of our major operational initiatives, establishing a framework for the Company’s future. Specifically, we have implemented the initial phases of our retail systems and logistics initiatives, which have generated benefits in terms of reduced store operating expenses and other operational efficiencies. Also, our shift to less promotional pricing resulted in improved merchandise margins during the quarter.”

     “Our net sales performance during the Halloween season was affected by two separate factors. Initially, a shift in advertising and promotional activity during the month of September impacted net sales in the early weeks of the season. However, this net sales decline lessened in October as the season progressed. Ultimately, the final selling days of the season were impacted by out-of-stock positions in portions of our costume assortment.”

     Ms. Pedot added: “We are working diligently to improve the Company’s performance and are following a well-defined roadmap to execute our product transition. In the third quarter of fiscal 2005, we will begin to re-merchandise our stores to enhance our product presentation, and will introduce significant amounts of new product and coordinated assortments. Since much of this transition will not be complete until early in the fourth quarter of fiscal 2005, we expect the current trend of mid-single digit decreases in same-store net sales to continue into the third quarter of fiscal 2005. We are optimistic that, when complete, the product transition and store re-set will drive improved net sales results in the fourth quarter.”

Store Growth and Chain Update

     During the first quarter of fiscal 2005, the Company opened one store and closed one store, compared with six store openings and one store closing during the same period last fiscal year. The Company also added three franchise stores and closed one store in the first quarter of fiscal 2005 as compared with 12 franchise store openings during the same period last fiscal year

     Party City Corporation is America’s largest party goods chain. Party City currently operates 249 Company-owned stores and has 259 franchise stores in the United States and Puerto Rico. To learn more about Party City, visit the Company’s website at http://www.partycity.com.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, the effect of price and product competition in the party goods industry in general and in our specific market areas, our ability to anticipate customer demand for products and to design and develop products that will appeal to our customers, our ability to open new stores successfully and/or to identify, execute and integrate acquisitions and to realize synergies, the availability and terms of capital to fund capital improvements, acquisitions and ongoing operations, our ability to manage successfully our franchise program, our ability to improve our fundamental business processes and reduce costs throughout our organization, our ability to attract and retain qualified personnel, changes in costs of goods and services and economic conditions in general. Please see our filings with the Securities and Exchange Commission for a more complete discussion and analysis of these and other risks and uncertainties. You are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release, and we have no obligation or intention to update or revise such forward-looking statements.

(Tables to follow)

PARTY CITY CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal quarter ended
	October 2,	September 27,
	2004	2003
	(In thousands, except share information)
Statement of Operations Data:
Company-owned stores:
Net sales	$98,602	$102,620
Cost of goods sold and occupancy costs	71,857	74,328

Gross profit	26,745	28,292
Store operating and selling expense	24,259	25,879

Company-owned store profit contribution	2,486	2,413
General and administrative expense	9,722	8,159

Retail loss contribution	(7,236)	(5,746)

Franchise stores:
Royalty fees	3,827	3,908
Franchise fees	120	447

Total franchise revenue	3,947	4,355
Total franchise expense	1,848	1,659

Franchise profit contribution	2,099	2,696

Total company:
Operating loss	(5,137)	(3,050)
Interest expense, net	57	200

Loss before income taxes	(5,194)	(3,250)
Benefit for income taxes	(2,103)	(1,300)

Net loss	$(3,091)	$(1,950)

Basic and diluted loss per share	$(0.18)	$(0.12)

Weighted average shares outstanding — basic and diluted(1)	17,105,130	16,599,139

(1)	If the Company were in a net income position, the weighted average diluted shares outstanding would have been 19,781,105 and 19,369,292 for the quarters ending October 2, 2004 and September 27, 2003, respectively.

PARTY CITY CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

	October 2,	July 3,	September 27,
	2004	2004	2003
	(In thousands, except share information)
ASSETS
Current assets:
Cash and cash equivalents	$18,614	$27,845	$4,603
Merchandise inventory	81,657	57,357	93,227
Other current assets, net	23,033	20,669	22,360

Total current assets	123,304	105,871	120,190
Property and equipment, net	46,563	48,762	50,495
Goodwill	18,614	18,614	18,614
Other assets	4,082	4,170	5,234

Total assets	$192,563	$177,417	$194,533

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$61,882	$38,364	$64,841
Accrued expenses and other current liabilities	27,306	32,689	24,823
Cash overdraft	—	—	1,548
Advances under Loan Agreement	—	—	15,171

Total current liabilities	89,188	71,053	106,383
Long-term liabilities:
Deferred rent and other long-term liabilities	9,393	9,526	10,034
Commitments and contingencies:
Stockholders’ equity:
Common stock, $0.01 par value; 40,000,000 shares authorized at October 2, 2004 and July 3, 2004 and 25,000,000 shares authorized at September 27, 2003; 17,871,210 shares issued and 17,124,198 shares outstanding at October 2, 2004; 17,835,778 shares issued and 17,088,766 shares outstanding at July 3, 2004; and 17,425,070 shares issued and 16,678,058 shares outstanding at September 27, 2003	179	178	174
Additional paid-in capital	46,917	46,683	43,821
Retained earnings	52,826	55,917	40,061
Treasury stock, at cost (747,012 shares for all periods presented)	(5,940)	(5,940)	(5,940)

Total stockholders’ equity	93,982	96,838	78,116

Total liabilities and stockholders’ equity	$192,563	$177,417	$194,533

PARTY CITY CORPORATION AND SUBSIDIARY

OPERATING AND STORE DATA

	Fiscal quarter ended
	October 2,	September 27,
	2004	2003
	(In thousands)
Operating Data:
(Decrease) increase in Company-owned same store sales	(5.2%)	3.9%
(Decrease ) increase in franchise same store sales	(2.9%)	3.3%
Balance Sheet Data:
Cash and cash equivalents	$18,614	$4,603
Working capital	34,116	13,807
Total assets	192,563	194,533
Advances under Loan Agreement	—	15,171
Stockholders’ equity	93,982	78,116
Other Information:
Depreciation and amortization	$4,332	$3,802
Cash Flows (Used In) Provided By:
Operating activities	$(7,404)	$795
Investing activities	(2,002)	$(1,448)
Financing activities	175	1,884

Total cash (used in) provided by	$(9,231)	$1,231

	Fiscal quarter ended
	October 2,	September 27,
	2004	2003
Store Data:
Company-owned:
Stores open at beginning of period	249	242
Stores opened	1	6
Stores closed	(1)	(1)

Stores open at end of period	249	247

Average Company-owned stores open in period	249	245

Franchise:
Stores open at beginning of period	257	241
Stores opened	3	12
Stores closed	(1)	—

Stores open at end of period	259	253

Average franchise stores open in period	258	248

Total stores chain wide	508	500

PARTY CITY CORPORATION AND SUBSIDIARY

RECONCILIATION OF EBITDA TO NET LOSS AND
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES

     Because we consider EBITDA useful as an operating measure, a reconciliation of EBITDA to net loss follows for the periods indicated:

	Fiscal quarter ended
	October 2,	September 27,
	2004	2003
	(In thousands)
EBITDA(a)	$(805)	$752
Depreciation and amortization	(4,332)	(3,802)
Interest expense, net	(57)	(200)
Benefit from income taxes	2,103	1,300

Net loss	$(3,091)	$(1,950)

     Because we also consider EBITDA useful as a liquidity measure, we present the following reconciliation of EBITDA to our net cash (used in) provided by operating activities:

	Fiscal quarter ended
	October 2,	September 27,
	2004	2003
	(In thousands)
EBITDA(a)	$(805)	$752
Interest expense, net	(57)	(200)
Benefit from income taxes	2,103	1,300
Non-cash interest	40	40
Deferred rent	(127)	(123)
Stock-based compensation	60	124
Provision for doubtful accounts	(70)	(63)
Other	(125)	4
Changes in assets and liabilities:
Merchandise inventory	(24,301)	(27,319)
Accounts payable, accrued expenses and other current liabilities	18,135	26,706
Other long-term liabilities	7	(107)
Other current assets and other assets	(2,264)	(319)

Net cash (used in) provided by operating activities	$(7,404)	$795

(a) Our definition of EBITDA is earnings before interest, taxes, depreciation and amortization. We believe EBITDA provides additional information for determining our ability to meet future debt service requirements. EBITDA should not be construed as a substitute for net income or net cash provided by operating activities (all as determined in accordance with generally accepted accounting principles) for the purpose of analyzing our operating performance, financial position and cash flows as EBITDA is not defined by generally accepted accounting principles. We have presented EBITDA, however, because it is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance and to determine a company’s ability to service and/or incur debt. Our computation of EBITDA may not be comparable to similar titled measures of other companies.

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